Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Rajiv Shah, hereby consent to be named in the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Arcadia Biosciences, Inc., a Delaware corporation, and to all references to me in connection therewith.    I also consent to the filing of this consent as an exhibit to such Registration Statement.

/s/ Rajiv Shah
Rajiv Shah

April 3, 2015